Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-151776 and 333-157933) of SeraCare Life Sciences, Inc. of our report dated November 21, 2011, relating to the financial statements as of and for the year ended September 30, 2011, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Boston, Massachusetts
November 21, 2011